UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported)  February 5, 2008


                   AEI INCOME & GROWTH FUND 27 LLC
      (Exact name of registrant as specified in its charter)


     State of Delaware            333-144961        20-8657207
(State or other jurisdiction  (Commission File    (IRS Employer
      of incorporation)            Number)      Identification No.)


      30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
             (Address of Principal Executive Offices)

                         (651) 227-7333
       (Registrant's telephone number, including area code)



  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written  communication  pursuant  to  Rule  425  under  the
      Securities Act (17 CFR 230.425)
[  ]  Soliciting  material  pursuant to  Rule  14a-12  under  the
      Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to  Rule  13e-4(c)
      under the Exchange Act
       (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

     On February 5, 2008, the Company purchased a Starbucks store in Shreveport, Louisiana for $1,301,000 from Colgate Bert Kouns, L.L.C., an unrelated third party. The property is leased to Starbucks Corporation under a Lease Agreement with a remaining primary term of ten years. The Lease may be renewed by the tenant for up to four consecutive terms of five years each. The Lease requires initial annual rent of $93,000, which is scheduled to increase every five years by ten percent. The Lease is a net lease under which the tenant is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses of the property. The only exceptions are the Company is responsible for repairs to the structural components of the building and roof.

     The store was constructed in 2007 and is a 1,824 square foot building situated on approximately .38 acres. The freestanding retail store is located at 319 Bert Kouns Industrial Loop, Shreveport, Louisiana.

     The prospectus indicated that AEI Fund 27 would not be formed and capitalized, and all subscription funds would be held in escrow, until the Company had received subscriptions for 150,000 units ($1,500,000). As of the date of this filing, the Company had not received the minimum amount of subscriptions. In order to facilitate the purchase of its first property, the Company entered into a Line of Credit Agreement with Fidelity Bank for $1,301,000. The Note is due on August 1, 2008 and calls for interest at the prime rate minus 0.25%. Interest is due on the first day of each month. The Note is secured by all the assets of the Company and was guaranteed by the Special Managing Member and AEI Capital Corporation, the parent company of the Managing Member.

     When the minimum subscription proceeds are raised, the Company will break impoundment and immediately use the available proceeds to pay off the outstanding principal and interest on the Note. Although the prospectus indicates that no properties will be acquired using debt financing, debt was used to acquire this property solely to finance its purchase price prior to the admission of Limited Members. No property will be acquired using debt financing after the initial admission of Limited Members.

     Starbucks Corporation, headquartered in Seattle, Washington, purchases and roasts high-quality whole bean coffees and sells them, along with fresh, rich-brewed coffees, Italian-style espresso beverages, cold blended beverages, a variety of complementary food items, coffee-related accessories and equipment and a selection of premium teas, primarily through company-operated retail stores. As of September 30, 2007, Starbucks operated more than 8,500 stores in the United States and several foreign countries. For the fiscal year ended September 30, 2007, Starbucks reported a net worth of approximately $2.3 billion, net revenues of approximately $9.4 billion, and net income of approximately $673 million. Starbucks is traded on the NASDAQ Global Select Market under the symbol SBUX and files reports with the SEC that are available on-line at the SEC's web site (www.sec.gov).

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

     (a) Financial statements of businesses acquired - Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property. Financial information of the tenant is presented in the last paragraph of Item 2.01.

     (b)  Pro forma financial information - Not Applicable.

     (c)  Shell company transactions - Not Applicable.

     (d)  Exhibits.

          Exhibit 10.1 - Assignment of Purchase Agreement between
          the  Company and AEI Fund Management, Inc. relating  to
          the   Property  at  319  Bert  Kouns  Industrial  Loop,
          Shreveport, Louisiana.

          Exhibit 10.2 - Assignment and Assumption of Lease dated
          February  4, 2008 between the Company and Colgate  Bert
          Kouns,  L.L.C.  relating to the Property  at  319  Bert
          Kouns Industrial Loop, Shreveport, Louisiana.



                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AEI INCOME & GROWTH FUND 27 LLC

                              By: AEI Fund Management XXI, Inc.
                                 Its:  Managing Member


Date:  February 11, 2008      /s/ Patrick W Keene
                              By: Patrick W. Keene
                                 Its:  Chief Financial Officer